UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2014 (September 5, 2014)

Rally Software Development Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35868	84-1597294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Walnut Street Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 565-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2014, the Board of Directors (the “Board”) of Rally Software Development Corp. (the “Company”) approved an increase in the total authorized number of Board members to six directors and, upon recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), elected Yancey L. Spruill to the Board effective September 5, 2014.  Mr. Spruill was elected as a Class III director for a term expiring at the Company’s 2016 annual stockholders’ meeting.  The Board also appointed Mr. Spruill to the Audit Committee of the Board (the “Audit Committee”), replacing Mark Carges on such committee, and to the Nominating Committee.

Mr. Spruill will be compensated pursuant to the Company’s non-employee director compensation policy (the “Policy”).  Under the Policy, Mr. Spruill is entitled to receive a cash retainer of $30,000 per year for service on the Board, an additional cash retainer of $5,000 per year for service on the Audit Committee and an additional cash retainer of $2,500 per year for service on the Nominating Committee.  Pursuant to the Policy, in connection with his initial election to the Board, Mr. Spruill received a stock option grant to purchase 14,000 shares of the Company’s common stock (the “Initial Option”) and a restricted stock unit award for 6,889 restricted stock units (the “Initial RSUs”).  Subject to Mr. Spruill’s continuous service, the Initial Option and the Initial RSUs will each vest annually over three years.  The Initial Option has an exercise price of $11.43 per share, which was the closing price of the Company’s common stock on the date of grant, as reported on the New York Stock Exchange, and a 10-year term. The Initial Option and the Initial RSUs were granted under the Company’s 2013 Equity Incentive Plan, and the Company’s forms of stock option agreement, option grant notice, restricted stock unit award agreement and notice of grant award, respectively (collectively, the “Related Agreements”), in each case, previously filed with the Securities and Exchange Commission (the “SEC”).  In addition, under the Policy, Mr. Spruill will be eligible to receive an annual stock option and restricted stock units grant, subject to his continuous service. The foregoing summary of the Related Agreements is qualified in its entirety by reference to the full text of the Related Agreements that the Company has previously filed with the SEC.

There is no arrangement or understanding between Mr. Spruill and any other persons pursuant to which he was elected as a director.  Ms. Spruill has no direct or indirect material interest in any transaction required to be disclosed by the Company pursuant to Item 404(a) of Regulation S-K.  Mr. Spruill and the Company have entered into the standard Company indemnification agreement, whereby the Company agrees to indemnify, defend and hold its directors and officers harmless from and against losses and expenses incurred as a result of their service to the Company, subject to the terms and conditions provided in the agreement.  The foregoing summary of such indemnification agreement is qualified in its entirety by reference to the full text of the form of indemnification agreement that the Company has previously filed with the SEC.

A copy of the press release relating to Mr. Spruill’s election to the Board is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated September 9, 2014, entitled “Rally Software Adds Yancey Spruill to Board of Directors”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rally Software Development Corp.

Dated: September 9, 2014
	By:	/s/ James M. Lejeal
James M. Lejeal
Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release, dated September 9, 2014, entitled “Rally Software Adds Yancey Spruill to Board of Directors”